Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Horizon Pharma Public Limited Company of our report dated March 4, 2015 relating to the consolidated financial statements of Hyperion Therapeutics, Inc., which appears in Horizon Pharma Public Limited Company’s Current Report on Form 8-K dated April 13, 2015.

/s/ PricewaterhouseCoopers LLP

San Jose, CA
May 7, 2015